                      [MCFARLAND & ALTON P.S. LETTERHEAD]



June 10, 1997


Securities and Exchange Commission
Washington, DC


Ladies and Gentlemen:

We were previously principal accountants for United Security Bancorporation and its subsidiaries (the Company). On April 22, 1997, we advised the Company that we would decline to stand for reelection.

We have read the Company's statements included under Item 4(a) and (b) of its Form 8-K/A filing dated June 10, 1997, and we agree with such statements.


Very truly yours,


/s/ McFARLAND & ALTON, P.S.


McFARLAND & ALTON, P.S.